Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2026 FIRST QUARTER RESULTS

IRVINE, CA, October 30, 2025 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2026 first quarter ended September 30, 2025. The Company also filed its Quarterly Report on Form 10-Q for the first quarter of fiscal year 2026 with the Securities and Exchange Commission today.

Quarter Ended September 30, 2025

Net sales for the three months ended September 30, 2025, increased $3.6 million, or 24%, to $18.5 million from $14.9 million for the three months ended September 30, 2024. The increase is driven primarily by a $4.4 million increase in revenue related to the resumption of the next-generation handpiece we sell to that customer, offset by a $1.3 million decrease in repairs of the legacy handpiece we sell to that customer. During the fourth quarter of fiscal 2025, at the customer’s request, we resumed production and shipment of the customer’s next generation handpiece. Because certain of the sub-assemblies included in the handpiece take several weeks of internal machining, the process to resume shipments at the requested levels has taken several months. By September 2025, our shipments reached the recurring level that the customer has requested.

Gross profit for the three months ended September 30, 2025, increased $217,000, or 4%, compared to the year-ago period. Gross margin decreased by 6 percentage points to 29% during the three months ended September 30, 2025, compared to 35% during the corresponding year-ago period, due primarily as a result of higher costs, including tariffs, which have not been fully passed on to our customers.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended September 30, 2025, increased $121,000, or 6%, to $2.3 million compared to $2.1 million for the prior fiscal year’s corresponding quarter. The increase relates primarily to increased general and administrative expenses relating to higher personnel costs specifically related to human resources, information technology and facilities.

Our operating income for the quarter ended September 30, 2025, increased $96,000, or 3%, to $3.1 million compared to $3.0 million for the prior fiscal year’s corresponding quarter. The increase reflects our increased sales, as described above.

Net income for the quarter ended September 30, 2025, increased to $4.7 million, or $1.40 per diluted share, compared to net income of $2.5 million, or $0.75 per diluted share, for the quarter ended September 30, 2024. Our net income for the quarter ended September 30, 2025, contains unrealized gains on our marketable equity investments of $3.3 million while our net income for the quarter ended September 30, 2024, includes unrealized gains on investments of $433,000. All of our investments are recorded at estimated fair value, and the period-to-period valuation can be highly volatile. Specifically, our investment in Monogram Technologies, Inc. was valued at the cash price we received in October 2025, upon its acquisition by Zimmer Biomet Holdings, Inc. We received $4.04 per share for each of the common shares we owned of Monogram, for a total of $8.9 million in cash proceeds.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our first quarter results and excited to have resumed shipment of our largest customer’s next generation handpiece at the recurring levels we expect to deliver in our second fiscal quarter and beyond.” Mr. Van Kirk concluded, “We are also pleased with the recent cash infusion generated from our investment in Monogram and are thoughtfully considering how to best utilize it for our continued growth and strategic objectives.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions that appeal to our customers, primarily medical device distributors. Pro-Dex also sells compact pneumatic air motors for a variety of industrial applications. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the risk factors and other disclosures concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 30, 2025	June 30, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$514	$419
Investments	10,038	6,740
Accounts receivable, net of allowance for credit losses of $2 and $0 at September 30, 2025 and at June 30, 2025, respectively	18,234	16,433
Deferred costs	32	24
Inventory	21,564	22,213
Income taxes receivable	106	1,056
Prepaid expenses and other current assets	235	410
Total current assets	50,723	47,295
Land and building, net	6,038	6,061
Equipment and leasehold improvements, net	4,969	5,153
Right-of-use asset, net	941	1,050
Intangibles, net	19	26
Deferred income taxes	1,415	1,415
Investments	149	148
Other assets	44	44
Total assets	$64,298	$61,192

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,965	$4,614
Accrued liabilities	4,127	3,479
Income taxes payable	776	186
Deferred revenue	122	202
Notes payable	4,612	6,148
Total current liabilities	13,602	14,629
Lease liability, net of current portion	555	685
Notes payable, net of current portion	8,628	9,246
Total non-current liabilities	9,183	9,931
Total liabilities	22,785	24,560
Shareholders’ Equity:
Common stock; no par value; 50,000,000 shares authorized; 3,262,004 and 3,261,043 shares issued and outstanding at September 30, 2025 and June 30, 2025, respectively	905	704
Retained earnings	40,608	35,928
Total shareholders’ equity	41,513	36,632
Total liabilities and shareholders’ equity	$64,298	$61,192

PRO-DEX, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,
	2025	2024

Net sales	$18,530	$14,892
Cost of sales	13,163	9,742
Gross profit	5,367	5,150

Operating expenses:
Selling expenses	73	48
General and administrative expenses	1,417	1,246
Research and development costs	768	843
Total operating expenses	2,258	2,137
Operating income	3,109	3,013
Other income (expense):
Interest and dividend income	14	25
Unrealized gain on investments	3,299	433
Interest expense	(200)	(152)
Total other income	3,113	306

Income before income taxes	6,222	3,319
Provision for income taxes	1,542	853
Net income	$4,680	$2,466

Basic and diluted net income per share:
Basic net income per share	$1.43	$0.76
Diluted net income per share	$1.40	$0.75

Weighted-average common shares outstanding:
Basic	3,261,753	3,259,742
Diluted	3,338,805	3,292,142
Common shares outstanding	3,262,004	3,297,510